F E L D H A M M E R
                          F I S H M A N

               C 0 M P T A B L E S    A G R E E S
            C H A R T E R E D    A C C 0 U N T A N T S


To the Directors of Ameri-Can Railway Systems Incorporated,

September 24, 1999


Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549


Gentleman:


We have been furnished with a copy of the response to item 4 of Form 8-K for the event that occurred on September 24, 1999, to be filed by our former audit client, Ameri-can Railway Systems, Incorporated. We agree with the statements made in response to that item insofar as they relate to our Firm.


Very truly yours,

/s/ Feldhammer Fishman




                     Feldhammer Fishman S.E.N.C.
      5050 De Sorel, Suite 110, Montreal, Quebec, Canada H4P 1G5
  Tel. (514) 735-5375  Fax: (514) 738-8137  Internet:rfishman@feldhammer.ca